                                                                    Exhibit 10.1

                           Data Critical Corporation
                      19820 North Creek Parkway, Suite 100
                               Bothell, WA  98011


                                 March 1, 2001

Richard L. Earnest
2194 San Dieguito Drive
Del Mar, CA  92014

Dear Richard:

     It is my pleasure to offer you the following terms and conditions in consideration of your acceptance of our offer of the position of interim Chief Executive Officer of Data Critical Corporation (the "Company"). References to "you" and "Executive" mean Richard L. Earnest.

     1. Position and Duties. Executive's position shall be the interim Chief Executive Officer for the Company. You will be reporting directly to the Company's Board of Directors (the "Board"). Your duties will be focused on all aspects of the Company's business, including overseeing operations, finance, human resources, and research and development.

     2. Compensation and Benefits. As interim Chief Executive Officer, your compensation shall consist of the following:

     . A salary of $8,333.33 per month over a period of six months, subject to customary withholding.

     . You shall receive a grant of options to purchase 50,000 shares of the Company's common stock on March 1, 2001, 1/6 of which shall vest at the end of each month for a period of six months ending August 31, 2001 so long as you remain employed by the Company (each such grant, an "Option" and collectively, the "Options"). Each Option shall be granted on the standard terms and conditions of the Company's 1999 Stock Option Plan, except that each Option will vest immediately upon grant. In addition, the Options will be exercisable for five years after your termination of employment with the Company for any reason, notwithstanding the standard terms and conditions applicable to stock options granted under the Company's 1999 Stock Option Plan.

     . You shall receive an allowance of $15.00 per hour, 40 hours per week, towards the actual cost incurred of an administrative assistant.

     You will be eligible to participate in our employee benefits program. Data Critical currently pays all premiums for its employees and their dependents' medical, dental, vision, prescription drug card coverage and employee assistance program through group plans. In addition, Data Critical pays for basic life, accidental death and dismemberment and long-term disability insurance for its employees. Pursuant to our current plan, you will be eligible for these group benefits beginning with the first day of the month following your start date. All group insurance benefits are subject to change.

     The Company offers a 401(k) plan to all eligible employees. This is an employee-contribution-only plan provided as a retirement vehicle and as means of deferring federal income taxes. You may begin making contributions through payroll deduction as of the first payroll of the calendar month following your date of hire.

     3.   Term of Agreement; At-Will Employment.

          (a) This letter agreement shall commence on the date a countersigned copy of this letter is received by the Company and shall have a term of one (1) year, subject to earlier termination as set forth below.

          (b) The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason, subject to the terms of this Agreement. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or as otherwise required by law. Any payments, benefits, damages, awards, or other compensation provided for hereunder upon any termination hereof shall be inclusive of (and not additive to) any such amounts required pursuant to any applicable law. The rights and duties created by this
Section 3 may not be modified in any way except by a written agreement executed by the Board of Directors of the Company.

     4. Resignation. You agree that, notwithstanding the foregoing, promptly upon the request of a majority of the Board, you will voluntarily terminate your employment with the Company.

     5. Noncompetition Covenant. You hereby agrees that you shall not, during your term as Executive and for a period of one year after the date on which your current term as Executive expires or otherwise terminates for any reason, do any of the following without the prior written consent of the Board (for purposes of this Section, the term "Company" shall mean the Company and each of its subsidiaries):

          (a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee, advisor or consultant) for any company or other enterprise carrying on or proposing to carry on any business or having any product line related to the business of the Company, including, without limitation, wireless systems, devices, products and software for the healthcare industry, remote monitoring of, or transmission of, ECGs or other patient medical information, any pacemaker software or hardware products or technology, cardiology-related software, physician charting products, electronic charge capture (or any devices relating thereto) or any current or currently planned (at the time of Executive's termination) products or businesses by the Company, or that arc otherwise competitive with the business conducted by or planned to conducted by the Company, nor engage in any other activities that conflict with Executive's obligations to the Company (any such company or enterprise, being a "Competitor").

          (b) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any Competitor.

          (c) No-Hire. Solicit or influence or attempt to influence, directly or indirectly, any person employed by the Company or any of its affiliates to terminate or otherwise cease his employment with the Company or hire any such person within 6 months after such person's leaving the Company's employ.

          (d) Equitable Remedies. Executive acknowledges and agrees that Executive's breach of this letter agreement will cause irreparable injury to the Company for which money damages and other remedies at law would be inadequate, and as such that the Company and/or its affiliates shall be entitled to equitable remedies, including, without limitation, specific performance and/or temporary or permanent injunctive relief.

          (e) Scope. Executive acknowledges and agrees that the Company has relied and is relying on the covenants contained herein in their decision to enter into this letter agreement and that in light of such reliance the covenants contained herein are fair and reasonable.

     6. Effect on other Agreements. Executive acknowledges and agrees that all other agreements executed by Executive with or on behalf of the Company, including without limitation, any confidentiality agreement and any assignment of inventions agreement, shall remain in full force and effect without modification; provided, however that in the event (and solely to the extent) the terms of this letter agreement and any other such agreement conflict, the terms of this letter agreement shall be deemed to govern.

     7.   Miscellaneous Provisions.

          (a) Amendments and Waivers. The terms of this letter agreement may only be amended or waived only with the written consent of the parties.

          (b) Sole Agreement. Subject to Section 6 above, this letter agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

          (c) Notices. Any notice required or permitted by this letter agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

          (d) Choice of Law. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

          (e) Severability. If one or more provisions of this letter agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(i) such provision shall be excluded from this letter agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (f) Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (g) Arbitration. Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

          (h) Survival. The provision of Sections 4, 5 and 6(g) shall survive both the termination of this letter agreement and/or the termination of the Executive's employment with the Company and/or its affiliates.

          (i) Advice of Counsel. EACH PARTY TO THIS LETTER AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS LETTER AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT. THIS LETTER AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.


                           [Signature Page Follows]

     The parties have executed this letter agreement the date first written above.


                                       DATA CRITICAL CORPORATION:


                                       By:  /s/ Michael E. Singer
                                          --------------------------------

                                       Title:  EVP, CFO
                                             -----------------------------

                                       19820 North Creek Parkway
                                       Suite 100
                                       Bothell, WA  98011


                                       DATA CRITICAL CORPORATION
                                       COMPENSATION COMMITTEE:


                                       By:  /s/ John V. Atanasoff
                                          --------------------------------

                                       Title:  BOD
                                             -----------------------------

                                       19820 North Creek Parkway
                                       Suite 100
                                       Bothell, WA  98011


                                       RICHARD EARNEST


                                       Signature:  /s/ Richard Earnest
                                                 -------------------------

                                       2194 San Dieguito Drive
                                       Del Mar, CA  92014